Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Another Record Performance at Six Flags

June Year-To-Date Revenue and Adjusted EBITDA(1) Grow 6 Percent and 11 Percent Respectively on a Constant Currency(2) Basis

GRAND PRAIRIE, Texas — July 22, 2015 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced another record financial performance in the second quarter of 2015 as revenue grew $10 million or 3 percent to $386 million and Adjusted EBITDA1 grew $4 million or 3 percent to $149 million. Comparisons to prior year were adversely impacted by foreign exchange rate translations from the company’s parks in Mexico and Canada and on a constant currency2 basis, revenue grew $14 million or 4 percent and Adjusted EBITDA grew $5 million or 4 percent.
For the first six months of 2015, revenue grew $21 million or 5 percent to $471 million, and Adjusted EBITDA grew $9 million or 9 percent to $111 million. On a constant currency basis, revenue for the first six months of 2015 grew $27 million or 6 percent and Adjusted EBITDA grew $11 million or 11 percent.
“We have delivered yet another record quarter and year-to-date performance,” said Jim Reid-Anderson, Chairman, President and CEO. “Our innovative new attractions have received rave reviews, guest satisfaction scores remain at all-time highs, season pass and pricing initiatives are working well and we are highly encouraged by the trends in our business. With strong momentum across all of our parks and a 32 percent increase in our Active Pass Base, we are very well positioned as we head into the back half of the year and work toward achieving our long-term target of $600 million of Modified EBITDA by 2017.”
For the twelve months ending June 30, 2015, revenue increased $88 million or 8 percent to $1.2 billion, Adjusted EBITDA increased $42 million or 10 percent to $448 million, and Cash EPS3 increased $0.62 or 28 percent to $2.85. The company’s record-high trailing twelve months Modified EBITDA4 and Modified EBITDA minus Capex margins of 40.7 percent and 32.6 percent, respectively, remain the highest in the theme park industry, helping drive the cash earnings growth.
Attendance in the second quarter increased 9 percent to 8.9 million guests, and year-to-date attendance grew 9 percent to 10.4 million guests. Attendance gains were driven by a strong response to new attractions and by increased visitation of season pass holders and members.
The company’s Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program, increased 32 percent from June 30, 2014 to June 30, 2015. The significant increase in the Active Pass Base is in line with the company’s overall strategy to upsell guests to multi-visit passes as season pass holders and members are the company’s most valuable guests, generating higher revenue and cash flow than a single day guest and providing an excellent full-year hedge against inclement weather.
Deferred revenue of $149 million increased by $20 million or 16 percent over June 30, 2014 primarily due to incremental sales of season passes and memberships.
Total guest spending per capita for the second quarter was $41.55, which was down $2.18 or 5 percent as compared to the second quarter of 2014 primarily due to the substantially higher mix of season pass holder and member attendance. Admissions per capita decreased 7 percent to $23.35 and in-park spending per capita decreased 2 percent to $18.20, also primarily due to attendance mix. For the first six months of 2015, guest spending per capita declined 4 percent. On a constant currency basis, second quarter and year-to-date guest spending per capita decreased $1.71 or 4 percent and $1.26 or 3 percent, respectively.

Diluted earnings per share for the second quarter was $0.67, which was flat to prior year.
In the first half of 2015, the company invested $70 million in new capital, paid $98 million in dividends, or $0.52 per common share per quarter, and repurchased $21 million of its common stock. Net Debt5 as of June 30, 2015 was $1,371 million, which translates to a 3.1 times net leverage ratio.

Previous Announcement
On June 30, 2015 the company announced it had completed the refinancing of its bank credit facilities, including increasing the amount of its Term Loan B from $569 million to $700 million and increasing the amount of its revolving credit facility from $200 million to $250 million. The company intends to use approximately $120 million of the incremental proceeds for general corporate purposes, including share repurchases. As of June 30, 2015, the company had approximately $278 million available for stock repurchases under its share repurchase plan previously authorized by the board of directors.

Conference Call
At 8:00 a.m. Central Time today, July 22, 2015, the company will host a conference call to discuss its second quarter 2015 financial performance. The call is accessible either through the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through July 29, 2015.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(2)	Constant Currency calculations assume prior year results are translated at current year foreign exchange rates.

(3)
Cash EPS (or Cash Earnings Per Share), which is defined as Free Cash Flow, as described in Note 6 to the following financial statements, divided by the weighted average basic shares outstanding, is not a U.S. GAAP defined measure.

The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards.

(4)	See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(5)	Net Debt represents total long-term debt, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Theme park admissions	$206,998	$205,428	$247,544	$240,138
Theme park food, merchandise and other	161,419	151,772	189,644	177,739
Sponsorship, licensing and other fees	13,676	15,543	25,118	23,721
Accommodations revenue	3,972	3,808	8,914	8,671
Total revenue	386,065	376,551	471,220	450,269
Operating expenses (excluding depreciation and amortization shown separately below)	132,771	126,531	216,133	208,159
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	50,994	54,420	83,274	83,395
Costs of products sold	34,182	31,348	41,367	37,591
Depreciation	24,925	25,511	51,062	52,540
Amortization	657	665	1,315	1,330
Stock-based compensation	4,408	5,740	26,715	11,099
Loss on disposal of assets	1,567	781	2,233	2,573
Gain on sale of investee	—	(10,031)	—	(10,031)
Interest expense, net	18,938	17,787	37,525	35,816
Loss on debt extinguishment	6,557	—	6,557	—
Other income, net	(407)	(64)	(479)	(254)
Income before income taxes	111,473	123,863	5,518	28,051
Income tax expense (benefit)	26,859	38,551	(8,770)	3,940
Net income	84,614	85,312	14,288	24,111
Net income attributable to noncontrolling interests	(19,082)	(19,006)	(19,082)	(19,006)
Net income (loss) attributable to Six Flags Entertainment Corporation	$65,532	$66,306	$(4,794)	$5,105

Weighted-average number of common shares outstanding:
Weighted-average number of common shares outstanding — basic	94,834	95,224	94,347	95,091
Weighted-average number of common shares outstanding — diluted	97,382	99,162	94,347	99,008

Net income (loss) per average common share outstanding:
Net income (loss) per average common share outstanding — basic	$0.69	$0.70	$(0.05)	$0.05
Net income (loss) per average common share outstanding — diluted	$0.67	$0.67	$(0.05)	$0.05

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Free Cash Flow for the three and six months ended June 30, 2015 and June 30, 2014:

	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net income	$84,614	$85,312	$14,288	$24,111
Income tax expense (benefit)	26,859	38,551	(8,770)	3,940
Other income, net	(407)	(64)	(479)	(254)
Loss on debt extinguishment	6,557	—	6,557	—
Interest expense, net	18,938	17,787	37,525	35,816
Loss on disposal of assets	1,567	781	2,233	2,573
Gain on sale of investee	—	(10,031)	—	(10,031)
Amortization	657	665	1,315	1,330
Depreciation	24,925	25,511	51,062	52,540
Stock-based compensation	4,408	5,740	26,715	11,099
Impact of Fresh Start valuation adjustments (2)	39	91	78	183
Modified EBITDA (3)	168,157	164,343	130,524	121,307
Third party interest in EBITDA of certain operations (4)	(19,082)	(19,006)	(19,082)	(19,006)
Adjusted EBITDA (3)	149,075	145,337	111,442	102,301
Cash paid for interest, net	(6,944)	(5,909)	(34,505)	(33,004)
Capital expenditures, net of property insurance recoveries	(36,216)	(39,225)	(70,075)	(81,345)
Cash taxes (5)	(1,098)	(1,908)	(4,933)	(6,338)
Free Cash Flow (6)	$104,817	$98,295	$1,929	$(18,386)

Weighted-average number of common shares outstanding — basic	94,834	95,224	94,347	95,091

Cash Earnings (Loss) Per Share	$1.11	$1.03	$0.02	$(0.19)

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Free Cash Flow for the twelve months ended June 30, 2015 and June 30, 2014:

	Last Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2015	June 30, 2014
Net income	$104,211	$177,037
Income from discontinued operations	(545)	(549)
Income tax expense	33,812	55,585
Other expense, net	131	796
Loss on debt extinguishment	6,557	789
Interest expense, net	74,298	72,984
Loss on disposal of assets	5,520	8,518
Gain on sale of investee	—	(10,031)
Amortization	2,643	8,525
Depreciation	103,971	107,111
Stock-based compensation	155,654	23,714
Impact of Fresh Start valuation adjustments (2)	264	485
Modified EBITDA (3)	486,516	444,964
Third party interest in EBITDA of certain operations (4)	(38,088)	(38,794)
Adjusted EBITDA (3)	448,428	406,170
Cash paid for interest, net	(68,178)	(71,106)
Capital expenditures, net of property insurance recoveries	(96,540)	(110,859)
Cash taxes (5)	(15,367)	(12,087)
Free Cash Flow (6)	$268,343	$212,118

Weighted-average number of common shares outstanding — basic	94,108	95,089

Cash Earnings Per Share	$2.85	$2.23

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data (1)

	As of
(Amounts in thousands)	June 30, 2015	December 31, 2014
Cash and cash equivalents (excluding restricted cash)	$154,785	$73,884
Total assets	2,698,296	2,534,919

Deferred income	148,985	71,598
Current portion of long-term debt	7,484	6,301
Long-term debt (excluding current portion)	1,518,927	1,389,215

Redeemable noncontrolling interests	454,803	437,545

Total equity	135,475	223,895

Shares outstanding	94,760	92,938

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. The Company believes that Modified EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company's performance. The Company believes that Modified EBITDA is a measure that can be readily compared to other companies, and the Company uses Modified EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”) of which the Company purchased the noncontrolling interests from its partners in the Lodge in 2013). The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)
Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, which are less than wholly owned. The Company purchased the noncontrolling interests from its partners in the Lodge in 2013.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three to four years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow deferred financing costs related to the Company's debt due to the nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.